Gray	Exhibit 99.1
Television, Inc.

NEWS RELEASE

Gray Reports Record Operating Results
for the Three Months and Nine Months ended September 30, 2004

     Atlanta, Georgia – November 4, 2004 . . . Gray Television, Inc. (“Gray”) (NYSE: GTN) today announced its results for the three months (“third quarter”) and nine months ended September 30, 2004 as compared to the three months and nine months ended September 30, 2003.

Highlights for the three and nine months ended September 30, 2004:

	Three Months Ended		Nine Months Ended
	September 30, 2004		September 30, 2004
EBITDA (1) increased	37%		32%
Net Income increased	112%		131%
Total Broadcast Revenues increased	22%		17%
Local Broadcast Revenues, excluding political revenues increased	5%		9%
Net Political Revenues were	$12.0	million	$20.9	million

	As of
	September 30, 2004
Cash on Hand	$57.0	million
Total Debt	$655.9	million

Gray purchased a combined total of 1.5 million shares of Gray Common Stock and Gray Class A Common Stock for $18.9 million from August 12, 2004 through November 1, 2004.

On October 21, 2004, Gray announced that it had entered into a definitive agreement to acquire certain assets and assume certain liabilities of KKCO-TV, the #1 rated NBC-affiliate in Grand Junction, CO. The purchase price is $13.5 million plus fees. The purchase is subject to FCC approval.

Comments on Results of Operations for the Three Months Ended September 30, 2004:

     Revenues. Total revenues for the three months ended September 30, 2004 increased 18% over the same period of the prior year to $86.9 million reflecting increases in broadcasting and newspaper publishing revenues.

     Broadcasting revenues increased 22% over the same period of the prior year to $73.7 million. The increase in broadcasting revenues reflects increased political advertising revenues as well as increased non-political broadcasting advertising revenues. Political advertising revenues increased to $12.0 million from $1.1 million. Political advertising revenues for 2004 primarily reflect the cyclical influence of the 2004 Presidential election. Excluding political advertising revenues, local broadcasting advertising revenues increased 5% to $39.1 million from $37.2

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million and national broadcasting advertising revenues increased less than 1% to $17.9 million from $17.8 million. We attribute the increases in non-political local broadcasting advertising revenues to general economic conditions and broad based demand for air time by local advertisers in the markets in which we operate. We believe that commercial time used for political advertising limited, in part, the amount of commercial time available for sale by Gray to national advertisers during the three months ended September 30, 2004.

     Newspaper publishing revenues increased 3% over the same period of the prior year to $11.4 million from $11.0 million. Publishing revenues increased primarily due to increases in classified advertising of 8% and retail advertising of 5%.

     Operating expenses. Operating expenses before depreciation, amortization and gain on disposal of assets increased 9% over the same period of the prior year to $50.8 million. The increase in expenses for the current period includes non-cash charges of approximately $490,000 for common stock contributed to Gray’s 401(k) plan compared to $315,000 for the same period of 2003.

Comments on Results of Operations for the Nine Months Ended September 30, 2004:

     Revenues. Total revenues for the nine months ended September 30, 2004 increased 14% over the same period of the prior year to $246.0 million reflecting increases in broadcasting and newspaper publishing revenues.

     Broadcasting revenues increased 17% over the same period of the prior year to $206.8 million. The increase in broadcasting revenues reflects increased political advertising revenues as well as increased non-political broadcasting revenues. Political advertising revenues increased to $20.9 million from $3.4 million during the same period of 2003. Political advertising revenues for 2004 primarily reflect the cyclical influence of the 2004 Presidential election. Excluding political advertising revenues, local broadcasting advertising revenues increased 9% to $118.4 million from $108.7 million and national broadcasting advertising revenues increased 2% to $52.9 million from $52.1 million. We attribute the increases in non-political local broadcasting advertising revenues to general economic conditions and broad based demand for air time by local advertisers in the markets in which we operate. We believe that commercial time used for political advertising limited, in part, the amount of commercial time available for sale by Gray to national advertisers during the nine months ended September 30, 2004.

     Newspaper publishing revenues increased 3% to $33.6 million from $32.5 million. Publishing revenues increased primarily due to increases in retail advertising of 5% and increases in classified advertising of 6%.

     Operating expenses. Operating expenses before depreciation, amortization and gain on disposal of assets increased 6% to $148.5 million. The 2004 expense includes non-cash charges of approximately $1.4 million for common stock contributed to Gray’s 401(k) plan compared to $1.5 million for the same period of 2003.

Balance Sheet:

     Gray’s cash balance was $57.0 million at September 30, 2004 compared to $11.9 million at December 31, 2003. The increase in cash reflects cash generated by Gray’s operations. Total debt outstanding at September 30, 2004 and December 31, 2003 was $655.9 million (2).

Detailed table of operating results follows on the next page.

Gray Television, Inc. Earnings Release for the Three Months and Nine Months ended September 30, 2004	Page 2 of 5

Gray Television, Inc.
(in thousands, except per share data and percentages)

	Three Months Ended			Nine Months Ended
Selected operating data:	September 30,			September 30,
			%			%
	2004	2003	Change	2004	2003	Change
OPERATING REVENUES
Broadcasting (less agency commissions)	$73,658	$60,372	22%	$206,802	$176,524	17%
Publishing	11,356	10,995	3%	33,639	32,535	3%
Paging	1,898	1,985	(4)%	5,552	5,915	(6)%

TOTAL OPERATING REVENUES	86,912	73,352	18%	245,993	214,974	14%

EXPENSES
Operating expenses before depreciation, amortization and gain on disposal of assets:
Broadcasting	38,311	35,657	7%	112,762	106,299	6%
Publishing	8,278	7,917	5%	24,366	23,605	3%
Paging	1,348	1,384	(3)%	3,939	4,234	(7)%
Corporate and administrative	2,884	1,894	52%	7,420	6,093	22%
Depreciation	6,088	5,402	13%	17,760	15,928	12%
Amortization of intangible assets	232	1,588	(85)%	751	5,231	(86)%
Amortization of restricted stock awards	134	22	509%	323	66	389%
(Gain) loss on disposal of assets, net	17	43	(60)%	(605)	80	(856)%

TOTAL EXPENSES	57,292	53,907	6%	166,716	161,536	3%

Operating income	29,620	19,445	52%	79,277	53,438	48%
Miscellaneous income, net	193	59	227%	600	212	183%
Interest expense	(10,418)	(10,458)	(0)%	(31,353)	(32,700)	(4)%

INCOME BEFORE INCOME TAXES	19,395	9,046	114%	48,524	20,950	132%
Federal and state income tax expense	7,613	3,490	118%	19,042	8,191	132%

NET INCOME	11,782	5,556	112%	29,482	12,759	131%
Preferred dividends	815	822	(1)%	2,458	2,465	(0)%

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$10,967	$4,734	132%	$27,024	$10,294	163%

Diluted per share information:
Net income per share available to common stockholders	$0.22	$0.09	133%	$0.54	$0.20	163%

Weighted average shares outstanding	50,322	50,596	(1)%	50,471	50,574	(0)%

Political revenue (less agency commission)	$11,967	$1,124	965%	$20,923	$3,417	512%

Gray Television, Inc. Earnings Release for the Three Months and Nine Months ended September 30, 2004	Page 3 of 5

Guidance for the Fourth Quarter of 2004

     We currently anticipate that Gray’s results of operations for the three months ended December 31, 2004 will approximate the ranges presented in the table below (dollars in thousands).

	Three Months Ended December 31,
		%		%
	2004	Change	2004	Change
	Guidance	From	Guidance	From	Actual
Selected operating data:	Low Range	2003	High Range	2003	2003
OPERATING REVENUES
Broadcasting (less agency commissions)	$78,000	17%	$83,000	25%	$66,537
Publishing	12,250	4%	12,500	6%	11,831
Paging	1,650	(19)%	1,700	(16)%	2,029

TOTAL OPERATING REVENUES	91,900	14%	97,200	21%	80,397

OPERATING EXPENSES
Operating expenses before depreciation, amortization and other expenses:
Broadcasting	42,000	7%	43,000	9%	39,422
Publishing	8,600	5%	8,800	8%	8,176
Paging	1,400	(10)%	1,450	(7)%	1,551
Corporate and administrative	2,300	0%	2,500	9%	2,301
Depreciation and amortization of intangibles	6,250	1%	6,500	5%	6,178
Other expenses, net	150	(90)%	300	(80)%	1,529

TOTAL OPERATING EXPENSES	60,700	3%	62,550	6%	59,157

OPERATING INCOME	$31,200	47%	$34,650	63%	$21,240

Other Selected Data
Political revenues (less agency commissions)	$20,000	788%	$20,500	811%	$2,251

     Included within the operating expense estimates presented above, we currently estimate that non-cash 401(k) plan expense will range between $425,000 and $500,000 for the three months ended December 31, 2004 compared with $980,000 for the same period of 2003.

Conference Call Information

     Gray Television, Inc. will release its third quarter earnings and host a conference call to discuss its third quarter operating results on November 4, 2004. The call will begin at 2:00 PM Eastern Time. The live dial-in number is (888) 280-8771 and the reservation number is T526239G. The call will be webcast live and available for replay at www.graytvinc.com. The taped replay of the conference call will be available at (888) 509-0081 until November 18, 2004.

Gray Television, Inc. Earnings Release for the Three Months and Nine Months ended September 30, 2004	Page 4 of 5

For information contact:
Bob Prather President and Chief Operating Officer (404) 266-8333	Jim Ryan Senior V. P. and Chief Financial Officer (404) 504-9828

Web site: www.graytvinc.com

The Company

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 30 television stations serving 26 television markets. The stations include 16 CBS affiliates, seven NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 22 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2003 Nielsen ratings reports. The TV station group reaches approximately 5.3% of total U.S. TV households. Gray also owns five daily newspapers, four in Georgia and one in Indiana.

Notes:

(1)	Reconciliation of Net Income to the Non-GAAP term “EBITDA” ($ in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income	$11,782	$5,556	$29,482	$12,759
Add:
Income tax expense	7,613	3,490	19,042	8,191
Interest expense	10,418	10,458	31,353	32,700
Amortization of restricted stock awards	134	22	323	66
Amortization of intangible assets	232	1,588	751	5,231
Depreciation	6,088	5,402	17,760	15,928

EBITDA	$36,267	$26,516	$98,711	$74,875

(2)	Total debt as of September 30, 2004 and December 31, 2003 does not include $1.0 million and $1.2 million, respectively, of unamortized debt discount on Gray’s 91/4% Senior Subordinated Notes due March 2011.

Reclassifications

     Certain prior year amounts have been reclassified to conform with the 2004 presentation. Specifically, Gray has reclassified amounts relating to the (gain) loss on disposal of assets from miscellaneous income, net to a separate line item entitled “(Gain) loss on disposal of assets, net” included in operating expenses.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

     The preceding comments on Gray’s current expectations of operating results for the fourth quarter of 2004 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray’s Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.

Gray Television, Inc. Earnings Release for the Three Months and Nine Months ended September 30, 2004	Page 5 of 5